Exhibit 99

NEWS RELEASE

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502

Company Contact:	Investor and Media Contact:
Marty Filogamo Senior Vice President – Marketing Manager Farmers & Merchants Bancorp, Inc. (419) 445-3501 ext. 15435 mfilogamo@fm-bank.com.	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

SECTION 1

SECTION 2 FARMERS & MERCHANTS BANCORP REPORTS

SECTION 3 2015 THIRD-QUARTER AND NINE MONTH FINANCIAL RESULTS

ARCHBOLD, OHIO, October 28, 2015 Farmers & Merchants Bancorp, Inc. (OTCQX: FMAO) today reported financial results for the 2015 third quarter and nine months ended September 30, 2015.

2015 Third Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	50 consecutive quarters of profitability

•	Net interest income after provision for loan losses declined by 0.4% to $7,266,000

•	Net income increased 5.9% to $2,620,000, and year-to-date improved 8.3% to $7,568,000

•	Earnings per basic and diluted share increased 5.6% to $0.57, and year-to-date improved 8.6% to $1.64

•	Noninterest income improved 2.4% to $2,827,000

•	Noninterest expenses declined by 1.0%

•	Tangible equity increased 4.5% from December 31, 2014

•	Construction of Ft. Wayne, Indiana branch is on track for a 2016 spring opening

Paul S. Siebenmorgen, President and Chief Executive Officer, stated, “Loans, assets, and net income all increased during the 2015 third quarter, while we controlled noninterest expenses. We have a strong pipeline of loans, but converting this pipeline into earnings assets has taken longer than expected. Despite this delay in closing loans, our loan portfolio increased 2.4% from June 30, 2015 and is up 4.4% from September 30, 2014. We are cautiously optimistic our closing rate will improve in the coming quarters and will result in an accelerating pace of loan growth. With this said, we remain committed to strict underwriting standards that manage risk while producing adequate returns for our shareholders. Our asset quality levels remain strong with nonperforming assets to total assets at September 30, 2015 of less than 0.4% and our provision for loan losses declined 13.8% to $243,000 in the 2015 third quarter. As a result of our strong asset quality, low cost of funds, and controlled operating expenses, F&M grew earnings 5.6% to $0.57 per diluted share in the quarter. Looking ahead, we are excited about a number of banking products and services that will be available to customers during the fourth quarter and into next year.”

Income Statement

Net income for the 2015 third quarter ended September 30, 2015 was $2,620,000, or $0.57 per basic and diluted share compared to $2,474,000, or $0.54 per basic and diluted share for the same period last year. The 5.9% improvement in net income for the 2015 third quarter was primarily due to a 2.4% increase in noninterest income, a 1.0% decline in noninterest expense, offset by slightly lower net interest income.

Net income for the 2015 nine months was $7,568,000, or $1.64 per basic and diluted share compared to $6,985,000, or $1.51 per basic and diluted share for the nine months ended September 30, 2014. The 8.3% improvement in net income for the 2015 nine month period was primarily due to a 6.4% increase in noninterest income, and a 5.2% reduction in interest expense. Total interest income for the 2015 nine month period, compared with the same period last year, was basically flat, and noninterest expenses increased 3.3%.

Loan Portfolio and Asset Quality

Total loans at September 30, 2015 were $635,239,000, compared to $621,926,000 at December 31, 2014, and $608,604,000 at September 30, 2014. Total loans for the 2015 third quarter compared with the same period last year increased 4.4%, and since the beginning of the year are up 2.1%. The year-over-year improvement resulted primarily from a 10.1% increase in commercial real estate loans, an 8.9% increase in agricultural loans, and a 12.8% increase in agricultural real estate loans, offset by a 9.7% reduction in consumer real estate loans and a 9.2% reduction in commercial and industrial loans.

Asset quality remains strong as the company’s provision for loan losses for the 2015 third quarter was $243,000, a 13.8% reduction from the 2014 third quarter. The provision for loan losses for the 2015 nine month was $540,000, a 53.2% reduction from the same period a year ago. The allowance for loan losses to nonperforming loans was 266.7% at September 30, 2015, compared to 362.1% at September 30, 2014. Year-to-date, net charge-offs were $280,000, or 0.04% of total loans, compared to $432,000 or 0.07% of total loans, at September 30, 2014.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased to $115,419,000 as of September 30, 2015, compared to $109,034,000 at December 31, 2014 and $107,948,000 at September 30, 2014. On a per share basis, tangible stockholders’ equity at September 30, 2015 was $24.21 compared with $23.56 at December 31, 2014 and $23.00 at September 30, 2014. The increase tangible stockholders’ equity is the result of growth in retained earnings due to increased profitability. At September 30, 2015, the company had a Tier 1 leverage ratio of 12.04%, up from 11.90% at September 30, 2014.

For the 2015 nine months, the company has declared cash dividends of $0.65 per share, which represents a dividend payout ratio of 39.6% and includes a $0.01 per share, or 4.8% increase in the quarterly dividend rate in the 2015 third quarter compared with the same period last year.

Mr. Siebenmorgen concluded, “According to the FDIC’s recently released annual deposit market share study, as of June 30, 2015, F&M continued to achieve the number one position in market share in the six Northwest Ohio counties where we are located. The Sylvania, Ohio office we opened in 2014 is performing well and providing new growth opportunities, meanwhile construction is underway on our Ft. Wayne, Indiana office which is expected to be completed by the end of first quarter 2016. We continue to enhance the way customers interact with the bank and I am pleased to report that mobile transactions have increased 17.2% year-to-date as more customers choose to interact with the bank using their mobile devices. As we enter the final quarter of 2015, we are cautiously optimistic 2015 will be another good year for F&M.”

About Farmer & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 22 offices, with expansion underway in the greater Ft. Wayne, Indiana market. Our locations are in Fulton, Defiance, Henry, Lucas, Williams, and Wood counties in northwest Ohio. In Northeast Indiana we have offices located in DeKalb and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov.

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME

(Unaudited)

	Condensed Consolidated Statement of Income & Comprehensive Income
	(in thousands of dollars, except per share data)
	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Interest Income
Loans, including fees	$7,341	$7,108	$21,598	$20,762
Debt securities:
U.S. Treasury and government agency	603	811	1,819	2,482
Municipalities	456	512	1,361	1,559
Dividends	37	36	111	119
Federal funds sold	2	3	7	4
Other	5	1	21	8

Total interest income	8,444	8,471	24,917	24,934
Interest Expense
Deposits	841	832	2,446	2,615
Federal funds purchased and securities sold under agreements to repurchase	94	63	218	190
Borrowed funds	—	—	—	4

Total interest expense	935	895	2,664	2,809

Net Interest Income - Before provision for loan losses	7,509	7,576	22,253	22,125
Provision for Loan Losses	243	282	540	1,154

Net Interest Income After Provision For Loan Losses	7,266	7,294	21,713	20,971
Noninterest Income
Customer service fees	1,388	1,317	4,171	3,841
Other service charges and fees	1,084	1,047	2,963	2,767
Net gain on sale of loans	183	205	531	497
Net gain on sale of available-for-sale securities	172	192	418	494

Total noninterest income	2,827	2,761	8,083	7,599
Noninterest Expense
Salaries and Wages	2,714	2,638	8,083	7,529
Employee benefits	804	927	2,555	2,492
Net occupancy expense	289	267	1,012	842
Furniture and equipment	475	439	1,324	1,232
Data processing	318	305	967	943
Franchise taxes	186	195	560	586
Net loss on sale of other assets owned	32	95	43	153
FDIC Assessment	126	126	364	388
Mortgage servicing rights amortization	93	92	276	258
Other general and administrative	1,475	1,495	4,274	4,405

Total noninterest expense	6,512	6,579	19,458	18,828

Income Before Income Taxes	3,581	3,476	10,338	9,742
Income Taxes	961	1,002	2,770	2,757

Net Income	2,620	2,474	7,568	6,985

Other Comprehensive Income (Loss) (Net of Tax):
Net unrealized gain (loss) on available-for-sale securities	1,210	(117)	1,116	446
Reclassification adjustment for gain on sale of available-for-sale securities	(172)	(192)	(418)	(494)

Net unrealized gain (loss) on available-for-sale securities	1,038	(309)	698	(48)
Tax effect	353	(105)	237	(16)

Other Comprehensive Income (Loss)	685	(204)	461	(32)
Comprehensive Income	$3,305	$2,270	$8,029	$6,953

Earnings Per Share - Basic and Diluted	$0.57	$0.54	$1.64	$1.51

Weighted Average Shares Outstanding	4,615,379	4,621,298	4,615,689	4,628,429

Dividends Declared	$0.22	$0.21	$0.65	$0.63

FINANCIAL STATEMENTS

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Condensed Consolidated Balance Sheets (in thousands of dollars)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Cash and due from banks	$30,352	$22,246
Federal Funds Sold	866	2,049

Total cash and cash equivalents	31,218	24,295
Securities - available-for-sale	244,786	248,492
Other Securities, at cost	3,717	3,717
Loans, net	629,074	616,021
Premises and equipment	20,107	20,300
Goodwill	4,074	4,074
Mortgage Servicing Rights	2,045	2,023
Other Real Estate Owned	1,133	1,094
Other assets	21,368	21,197

Total Assets	$957,522	$941,213

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$161,978	$164,009
Interest-bearing
NOW accounts	188,362	179,862
Savings	226,318	223,189
Time	191,384	195,500

Total deposits	768,042	762,560
Federal funds purchased and securities sold under agreements to repurchase	61,504	55,962
Dividend payable	1,009	965
Accrued expenses and other liabilities	7,474	7,233

Total liabilities	838,029	826,720

Commitments and Contingencies

Stockholders’ Equity
Common stock - No par value - 6,500,000 shares authorized 5,200,000 shares issued	12,976	12,222
Treasury Stock - 575,647 shares 2015, 572,662 shares 2014	(13,047)	(11,928)
Retained earnings	118,422	113,755
Accumulated other comprehensive income	1,142	444

Total stockholders’ equity	119,493	114,493

Total Liabilities and Stockholders’ Equity	$957,522	$941,213

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Selected financial data	2015	2014	2015	2014
Return on average assets	1.10%	1.06%	1.06%	0.98%
Return on average equity	8.87%	8.89%	8.64%	8.49%
Yield on earning assets	3.96%	3.99%	3.92%	3.97%
Cost of interest bearing liabilities	0.57%	0.52%	0.54%	0.52%
Net interest spread	3.39%	3.47%	3.38%	3.45%
Net interest margin	3.53%	3.58%	3.52%	3.53%
Efficiency	64.07%	64.85%	65.04%	64.41%
	September 30,
	2015	2014
Tier 1 leverage ratio	12.04%	11.90%
Tangible book value per share	$24.21	$23.00
Dividend payout ratio	39.63%	41.72%
	September 30,
Loans	2015	2014
(Dollar amounts in thousands)
Commercial real estate	$301,841	$274,074
Agricultural real estate	$55,059	$48,812
Consumer real estate	$88,222	$97,651
Commercial and industrial	$84,371	$92,926
Agricultural	$73,193	$67,221
Consumer	$26,440	$23,455
Industrial development bonds	$6,649	$4,854
Less: Net deferred loan fees and costs	(536)	(389)

Total loans	$635,239	$608,604

	September 30,
Asset quality data	2015	2014
(Dollar amounts in thousands)
Non-accrual loans	$2,294	$1,634
Troubled debt restructuring	$1,239	$824
90 day past due and accruing	$—	$—
Nonperforming loans	$2,294	$1,634
Other real estate owned	$1,133	$1,264
Non-performing assets	$3,427	$2,898
(Dollar amounts in thousands)
Allowance for loan and lease losses	$6,165	$5,916
Allowance for loan and lease losses/total loans	0.97%	0.97%
Net charge-offs:
Quarter-to-date	$5	$29
Year-to-date	$280	$432
Net charge-offs to average loans
Quarter-to-date	0.00%	0.00%
Year-to-date	0.05%	0.07%
Non-performing loans/total loans	0.36%	0.27%
Allowance for loan and lease losses/nonperforming loans	266.69%	362.07%